WILLIAM BLAIR FUNDS

Amendment to the Written Instrument Establishing and Designating

Shares of the William Blair Low Duration Fund

The undersigned, the Board of Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999, as amended (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Written Instrument Establishing and Designating Shares of the William Blair Low Duration Fund dated September 15, 2009, as amended May 1, 2019 (the “Written Instrument”), as follows as of October 27, 2021:

WHEREAS, the Board of Trustees of the Trust, pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, executed the Written Instrument establishing and designating a new series of interests of the Trust to be known as the “William Blair Low Duration Fund” (the “Low Duration Fund”); and

WHEREAS, a name change for the Low Duration Fund has been recommended and the Board of Trustees has approved the name change for the Low Duration Fund.

RESOLVED, that the Board of Trustees of the Trust hereby re-designates the Low Duration Fund to be known as the “William Blair Ultra-Short Bond Fund” effective on such date as determined by the President of the Trust.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Vann A. Avedisian	/s/Dorri C. McWhorter
Vann A. Avedisian	Dorri C. McWhorter

/s/ Kathleen T. Barr	/s/Arthur J. Simon
Kathleen T. Barr	Arthur J. Simon

/s/ Stephanie G. Braming	/s/Thomas J. Skelly
Stephanie G. Braming	Thomas J. Skelly

/s/ Daniel N. Leib	/s/Steven R. Zenz
Daniel N. Leib	Steven R. Zenz